Exhibit 99.1

Contact: Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR FOURTH QUARTER AND FISCAL 2009
LAUREL, Miss. (December 8, 2009) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2009.
     Net sales for the fourth quarter of fiscal 2009 were $469.0 million compared with $460.2 million for the same period a year ago. For the quarter, the Company reported net income of $19.8 million, or $0.96 per share, compared with a net loss of $51.9 million, or $2.56 per share for the fourth quarter of fiscal 2008. The results for the fourth quarter of fiscal 2008 included an adjustment to record inventory values at the lower of cost or market of $29.7 million, net of the income tax benefit, or $1.46 per share, and unreimbursed expenses associated with Hurricanes Gustav and Ike of $736,000, net of the income tax benefit, or $0.04 per share. Excluding these adjustments, the net loss for the fourth quarter of fiscal 2008 was $21.5 million, or $1.06 per share.
     Net sales for fiscal 2009 were $1.789 billion compared with $1.724 billion for fiscal 2008. Net income for the year totaled $82.3 million, or $3.99 per share, compared with a net loss of $43.1 million, or $2.13 per share, for last year. The results for fiscal 2008 include both adjustments described above, as well as a net charge of $1.7 million, or $0.08 per share, taken during the third fiscal quarter, related to the settlement of certain donning and doffing litigation. Excluding these adjustments, the net loss for fiscal 2008 was $11.0 million, or $0.54 per share.
     “Fiscal 2009 was a successful year for Sanderson Farms with a solid performance in our fourth quarter,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Sales for the year were a record $1.789 billion, up 3.8 percent over fiscal 2008, reflecting the growth in our Waco facility, offset by our production cuts earlier in the year. While the overall chicken market improved during our fourth fiscal quarter compared with the same period a year ago, market conditions were less favorable than the third quarter of this fiscal year. However, we continued to benefit from lower grain prices, with improved profitability over the prior year.”
     According to Sanderson, market prices for poultry products were mixed in the fourth quarter of fiscal 2009 compared with prices a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices were lower by approximately 3.8 percent in the Company’s fourth fiscal quarter compared with the same period in fiscal 2008, and were higher by 4.0 percent for the fiscal year compared with the prior year. Boneless breast meat prices during the quarter averaged 6.5 percent higher than the prior-year period, and averaged over 1.0 percent lower for fiscal 2009 compared with the prior year. Jumbo wing prices averaged $1.32 per pound during the fiscal year, up 40.7 percent from the average of $0.94 per pound for fiscal 2008. The average market price for bulk leg quarters decreased approximately 29.2 percent for the quarter and 19.2 percent for fiscal 2009 when compared with the same periods last year. The drop in leg quarter prices during the quarter reflects the impact of lower overall export demand. Prices for corn and soybean meal, the Company’s primary feed ingredients, decreased 35.2 percent and increased 4.2 percent, respectively, compared with the fourth quarter a year ago. For the year, total feed costs were 10 percent lower than fiscal 2008.
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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2009

December 8, 2009
     “We are pleased to have our new Kinston, North Carolina, poultry complex back on track and the construction of a new feed mill, poultry processing plant and hatchery is moving forward on schedule,” Sanderson continued. “We expect to place our first live pullets in North Carolina in April 2010, and look forward to beginning operations there in January 2011.
     “Our success during fiscal 2009 also allowed us to strengthen our financial position and reduce our debt. As of October 31, 2009, our balance sheet reflected $636.2 million in assets, stockholders’ equity of $430.7 million and net working capital of $162.7 million. Our total long-term debt at year-end was $103.1 million. We believe a strong balance sheet is a critical advantage in a cyclical business and provides us with the financial strength to support our growth strategy and capitalize on the opportunities ahead.
     “As we move forward to fiscal 2010, current market conditions reflect ongoing weakness in consumer spending and slow restaurant traffic. While retail grocery trends remain favorable, meaningful improvement in demand for chicken from food service customers will not likely occur until the national employment situation improves and consumers start dining out again. However, we believe the industry, through earlier production cuts now being reflected in reduced egg sets and pullet placements, is well positioned to benefit from and respond to any market improvement.”
     Sanderson concluded, “We are pleased with our results for fiscal 2009 and are optimistic about the year ahead. As always, we will continue to manage our Company for the long term and pursue our primary objective to deliver greater value to our shareholders. Regardless of market conditions, we will rely on our strengths- exceptional products, efficient operations, an expanding market base and a solid financial position- and move Sanderson Farms forward in fiscal 2010.”
     Sanderson Farms will hold a conference call to discuss this press release today, December 8, 2009, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through December 15, 2009. Those without internet access or who prefer to listen via telephone may call 800-723-6751, access code 4138275.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2008 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s third quarter ended July 31, 2009.
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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2009

December 8, 2009
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$469,019	$460,226	$1,789,508	$1,723,583
Costs and expenses:
Cost of sales	420,728	482,593	1,589,235	1,683,660
Live inventory adjustment	0	35,000	0	35,000
Processed inventory adjustment	0	13,100	0	13,100
Hurricane costs	0	1,194	0	1,194
Legal settlement (Donning & doffing)	0	0	0	2,693
Selling, general and administrative	17,351	12,669	63,663	53,599

	438,079	544,556	1,652,898	1,789,246

Operating income (loss)	30,940	(84,330)	136,610	(65,663)

Other income (expense):
Interest income	10	31	29	174
Interest expense	(1,281)	(2,433)	(9,019)	(8,546)
Other	4	(56)	6	(49)

	(1,267)	(2,458)	(8,984)	(8,421)

Income (loss) before income taxes	29,673	(86,788)	127,626	(74,084)
Income tax expense (benefit)	9,869	(34,865)	45,307	(30,955)

Net income (loss)	$19,804	$(51,923)	$82,319	$(43,129)

Basic earnings (loss) per share	$0.97	$(2.56)	$4.05	$(2.13)

Diluted earnings (loss) per share	$0.96	$(2.56)	$3.99	$(2.13)

Dividends per share	$0.15	$0.14	$0.57	$0.56

Weighted average shares outstanding:
Basic	20,331	20,287	20.317	20,269

Diluted	20,659	20,287	20,613	20,269

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2009

December 8, 2009
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	October 31,	October 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,194	$4,261
Accounts receivable, net	68,461	63,516
Inventories	140,521	137,015
Refundable income taxes	1,567	31,033
Deferred income taxes	2,866	15,885
Prepaid expenses	18,428	15,853

Total current assets	240,037	267,563

Property, plant and equipment	740,587	722,815
Less accumulated depreciation	(347,459)	(311,485)

	393,128	411,330

Other assets	3,011	2,265

Total assets	$636,176	$681,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,878	$50,433
Accrued expenses	39,474	27,132
Current maturities of long-term debt	1,022	1,219

Total current liabilities	77,374	78,784

Long-term debt, less current maturities	103,123	225,322
Claims payable	2,600	3,000
Deferred income taxes	22,371	20,085
Stockholders’ equity:
Common stock	20,334	20,289
Paid-in capital	35,143	28,859
Retained earnings	375,231	304,819

Total stockholders’ equity	430,708	353,967

	$636,176	$681,158
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